Exhibit 99.1

PepsiCo Reaffirms Confidence in Business Outlook and Updates 2006 Earnings Guidance to Reflect Impacts of Recent Tax Settlement and Fourth Quarter Restructuring Action

Purchase, N.Y., October 20, 2006, PepsiCo today reaffirmed its confidence in the company’s business outlook and updated its full-year guidance to reflect the impacts of a recently concluded Internal Revenue Service audit settlement and of a restructuring action the company is taking in the fourth quarter.

Earlier this week, the company announced that, as a result of a recently completed IRS audit, the company expected to record in the fourth quarter of 2006 a non-cash tax benefit of approximately $600 million, or $0.36 per share.

Earlier today, the company announced that it is consolidating the manufacturing network at its Frito-Lay North America division from 34 sites to 32 sites to increase manufacturing productivity and supply chain efficiencies. The financial impact of the action is expected to result in a predominantly non-cash, pretax charge of approximately $66 million, or $0.03 cents per share in the fourth quarter.

As a result of this week’s announcements, the company stated it now expects 2006 reported earnings per share of at least $3.31 per share, and reaffirmed its earlier full-year 2006 guidance of core earnings per share of at least $2.98.

Updated 2006 Guidance:

Estimated reported EPS	At least $3.31

Impact of fourth quarter tax settlement	($0.36)

Impact of fourth quarter restructuring action	$0.03

Estimated Core EPS*	At least $2.98

*Amount unchanged from the company’s previous guidance

The company also reaffirmed its full-year 2006 cash flow guidance of approximately $6.2 billion in cash from operating activities, $2.2 billion in capital spending and $3 billion in share repurchases.

Estimated Core EPS is not a measure defined by generally accepted accounting principles (GAAP). However, we believe investors should consider this measure as it is consistent with how management evaluates the company’s operational results and trends.

This material contains certain forward-looking statements based on our current expectations and projections about future events. Our actual results could differ materially from those anticipated in any forward-looking statements, but we undertake no obligation to update any such statements. Please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, for a discussion of specific risks that may affect our performance.

About PepsiCo
PepsiCo is one of the world’s largest food and beverage companies with annual revenues of more than $32 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 17 brands that generate $1 billion or more each in annual retail sales.